Exhibit (a)(3)

state of delaware

certificate of amendment

TO

certificate of formation

of

NB Private Markets Access Fund LLC

1.	Name of limited liability company: NB Private Markets Access Fund LLC
2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Name. The name of the limited liability company is Neuberger Private Markets Access Fund LLC.
3.	This Certificate of Amendment shall be effective July 31, 2026.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 29th day of July, 2026.

By:	/s/ Mark Bonner
Authorized Person
Name:	Mark Bonner